                                   EXHIBIT 12

                              QUANTUM CORPORATION

                       STATEMENT OF COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES

                                          Year Ended March 31,
                              ------------------------------------------------
                                1996       1997      1998     1999      2000
                              ---------  --------  --------  -------  --------
Income (loss) before income
 taxes....................... $(141,338) $200,696  $230,815  $  (185) $ 89,170
Add fixed charges............    48,226    56,669    41,711   38,117    39,310
                              ---------  --------  --------  -------  --------
  Earnings (as defined)...... $ (93,112) $257,365  $272,526  $37,932  $128,480
                              =========  ========  ========  =======  ========
Fixed charges
  Interest expense........... $  35,904  $ 47,882  $ 32,753  $27,481  $ 28,385
  Amortization of debt
   issuance costs............     2,427        (i)       (i)      (i)       (i)
  Estimated interest
   component of rent
   expenses..................     9,895     8,787     8,958   10,636    10,925
                              ---------  --------  --------  -------  --------
Total fixed charges.......... $  48,226  $ 56,669  $ 41,711  $38,117  $ 39,310
                              =========  ========  ========  =======  ========
Ratio of earnings to fixed
 charges.....................       (ii)      4.5       6.5     (iii)      3.3
                                         ========  ========           ========

--------
  (i)In 1997, 1998, 1999, and 2000, the amortization of debt issuance costs is included in interest expense.

 (ii)Earnings (as defined) for fiscal year 1996 were insufficient to cover fixed charges by $141.3 million.

 (iii)Earnings (as defined) for fiscal year 1999 were insufficient to cover fixed charges by $0.2 million.